Exhibit 10.4

ROCKWELL AUTOMATION, INC.

RESOLUTION OF THE BOARD OF DIRECTORS
ADOPTED ON DECEMBER 4, 2002

     RESOLVED, that effective upon approval of the Directors Plan by the shareowners as hereinabove provided, the 1995 Directors Stock Plan of the Corporation (the “1995 Directors Plan”) be, and it hereby is, amended by adding a new Section 13(c) to read in its entirety as follows:

“(c) No additional Shares, Restricted Shares or options to purchase Shares shall be granted under the Plan after February 5, 2003, but outstanding Restricted Shares will continue to vest, and outstanding options to purchase Shares will continue to vest and will be exercisable, in accordance with their respective terms, after that date.”

; and further